EXHIBIT 10.3

LOGICVISION, INC. 2000

STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

Tax Treatment	This option is intended to be an incentive stock option under section 422 of the Internal Revenue Code or a nonstatutory option, as shown in the Notice of Stock Option Grant.

Vesting

This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. Except as provided in the next paragraph, this option will in no event become exercisable for additional shares after your Service has terminated for any reason.

In addition, this option becomes exercisable in full if LogicVision, Inc. (the “Company”) is subject to a “Change in Control” (as defined in the Plan) before your Service terminates, and you are subject to an “Involuntary Termination” within one year after the Change in Control. “Involuntary Termination” means the termination of your Service by reason of:

•      your involuntary discharge by the Company (or the Parent, Subsidiary or Affiliate employing you) for any reason other than Cause; or

•      your voluntary resignation following (a) a material adverse change in your title, stature, authority or responsibilities with the Company (or the Parent, Subsidiary or Affiliate employing you), (b) a reduction in your base salary by more than 10%, or (c) receipt of notice that your principal workplace will be relocated by more than 30 miles.

“Cause” means (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company, (b) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (c) gross negligence, (d) willful misconduct or (e) a failure to perform assigned duties that continues after you have received written notice of such failure from the Board of Directors of the Company.

This option shall not be subject to Section 18 of the Plan regarding the limitation on parachute payments.

Term	This option will expire in any event at the close of business at the Company’s headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant (fifth anniversary for a 10% owner). This option will expire earlier if your Service terminates, as described below. The term “Service” and all other capitalized terms in this Agreement are defined in the official Plan document.

Regular Termination	If your Service terminates for any reason other than death or total and permanent disability, then this option will expire at the close of business at the Company’s headquarters on the date three months after the date your Service terminates. The Company has the discretionary authority to determine when your Service terminates for all purposes of the Plan and its determinations are conclusive and binding on all persons.

Death	If you die as an employee, director, consultant or advisor of the Company or one of its subsidiaries, then this option will expire at the close of business at the Company’s headquarters on the date 12 months after the date of your death. During that twelve-month period, your estate or heirs may exercise your option.

Disability	If your Service terminates because of your total and permanent disability, then this option will expire at the close of business at the Company’s headquarters on the date 12 months after the date on which your Service terminates. “Total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than one year. The Company has the discretionary authority to determine whether a total and permanent disability exists and its determination is conclusive and binding on all persons.

Leaves of Absence	If you take a military leave, sick leave or other bona fide leave of absence (such as temporary employment with the government), when and whether your Services terminates will be determined by the Company its discretion. Generally, the following rules, which are subject to change by the Company in its discretion, will apply:

•      If you take an authorized-unpaid leave of absence that does not exceed 90 days, your Service does not terminate provided that you remain continuously employed by the Company for at least one month after you return from your leave. If you do not remain continuously employed by the Company for at least one month after your leave or if your leave exceeds 90 days, then your Service terminates on the 91st day after your leave started.

•      If you take a leave with a right to reemployment guaranteed by law or contract and you return to work by the date that your reemployment rights terminate under such law or contract (the “latest reemployment date”), your Service does not terminate provided that you remain continuously employed by the Company for at least one month after you return from your leave. If you do not remain continuously employed by the Company for at least one month after your leave or if you do not return to work by the latest reemployment date, then your Service terminates on the day after the latest reemployment date.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise	When you wish to exercise this option, you must notify the Company by submitting the “Notice of Exercise of Stock Option” form provided by the Company to the address given on the form. Facsimiles are not acceptable. Your notice must specify how many shares you wish to purchase and how your shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company. If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Subject to any restrictions on resale described below, payment may be made in one (or a combination of two or more) of the following forms:

• Your personal check, a cashier’s check or a money order.

•      Irrevocable directions to a securities broker approved by the Company to sell your option shares and to deliver all or a portion of the sale proceeds to the Company in payment of the option price. The directions must be given by signing a special “Notice of Exercise of Stock Option” form provided by the Company. The balance of the sale proceeds, if any, will be delivered to you.

•      Irrevocable directions to a securities broker approved by the Company to pledge your option shares for a loan and to deliver all or a portion of the loan proceeds to the Company in payment of the option price. (The balance of the loan proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise of Stock Option” form provided by the Company.

•      Certificates for the Company stock that you have owned for at least six months, along with any forms needed to effect a transfer of the shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding taxes that may be due as a result of your option exercise.

Restrictions on Resale	By signing this Agreement, you agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale (e.g., a lock-up period after a public offering of the Company’s stock). This restriction will apply as long as you are an employee, director, consultant or advisor of the Company or a subsidiary of the Company.

Transfer of Option	Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a written beneficiary designation. Such a designation must be filed with the Company on the proper form and will be recognized only if it is received at the Company headquarters before your death. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights	Your option or this Agreement do not give you the right to be retained by the Company or its subsidiaries in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for your option shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Adjustments	In the event of a stock split, stock dividend or a similar change in the Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement signed by both parties.

BY SIGNING THE NOTICE OF STOCK OPTION GRANT, YOU AGREE TO ALL

OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.